Exhibit 5.1

December 23, 2014

Board of Directors

First National Corporation

112 West King Street

Strasburg, Virginia 22657

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to First National Corporation, a Virginia corporation (the “Company”), in connection with the preparation of Post-Effective Amendment No. 1 to the Registration Statement on Form S-3D (as amended, the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Registration Statement relates to the offer and sale from time to time pursuant to the First National Corporation Dividend Reinvestment Plan (the “Plan”), of up to 200,000 shares of the Company’s common stock, par value $1.25 per share (the “Shares”).

In this regard, we have examined such corporate proceedings, records and documents as we have deemed necessary or advisable in connection with the opinions set forth herein.

Based upon such examination, it is our opinion that the Shares, when issued pursuant to the Registration Statement and the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable. The foregoing opinion is limited to the laws of the Commonwealth of Virginia, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm as counsel to the Company in the Registration Statement.

/s/ WILLIAMS MULLEN

Williams Mullen Center  |  200 South 10th Street, Suite 1600 (23219) P.O. Box 1320 Richmond, VA 23218 williamsmullen.com

T 804.420.6000 F 804.420.6507 DC NC VA  |  A Professional Corporation